Exhibit 10.2

SEPARATION, WAIVER AND RELEASE AGREEMENT

THIS SEPARATION, WAIVER AND RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between Tredegar Corporation, a Virginia corporation (the “Company”) and Kevin A. O’Leary (the “Executive”, and together with the Company, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended and Restated Severance Agreement entered into between the Parties effective as of February 3, 2014 (the “Severance Agreement”).

WHEREAS, the Company and the Executive have mutually agreed to terminate the Executive's employment with the Company and his service as the Company's Vice President, Chief Financial Officer and Treasurer effective as of June 25, 2015 (the “Termination Date”); and

WHEREAS, in consideration of the Executive’s significant contributions to the growth of the Company and its Affiliates and his execution of this Agreement, the Company has agreed to pay the Executive the severance benefits set forth in Section 2 of the Severance Agreement, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in exchange for the mutual commitments and other consideration contained in this Agreement, the Parties agree as follows:

1. The Executive’s employment with the Company and his service as the Company's Vice President, Chief Financial Officer and Treasurer shall terminate as of the Termination Date. Effective as of the Termination Date, the Executive hereby resigns all positions he holds with the Company and its Affiliates, including as an officer or director, as well as from all other positions or appointments that he may hold by or through the Company and its Affiliates, including, but, not limited to, any industry panels or benefit plans. The Executive agrees to execute, promptly upon request by the Company or an Affiliate, any additional documents necessary to effectuate any such resignation. In addition:

(a) within ten (10) business days after the Termination Date, the Executive shall return to the Company all Company property in his possession or control and all documents (electronic or otherwise) that are Company property or contain proprietary or confidential information of the Company or an Affiliate;

(b) on the first regularly scheduled Company payroll date after the Termination Date, the Company shall pay to the Executive a lump sum cash payment in respect of the Executive’s accrued but unpaid base salary earned through the Termination Date;

(c) within ninety (90) calendar days after the Termination Date, the Executive shall submit to the Company (together with the requisite documentation) reimbursement claims for all reasonable business expenses incurred but not previously reimbursed in connection with the performance of his duties through the Termination Date, which expenses shall be promptly reimbursed in accordance with the Company's policies for expense reimbursement. The Executive shall not incur any such expenses following the Termination Date; and

(d) the Company shall provide the Executive with rights to indemnification and D&O insurance on the same terms and conditions as it provides such indemnification and insurance coverage to its directors and officers.

2. Subject to Sections 3 and 8 hereof, the Executive shall be entitled to receive the following (the “Severance Benefits”):

(a) a lump-sum cash payment equal to $685,865.09 (representing the sum of (i) $557,008.50, equal to one and a half (1.5) times the Executive’s annual rate of base salary as in effect on the Termination Date plus (ii) $107,434 in respect of the Executive’s target bonus for 2015, pro-rated based on the number of days the Executive was employed during 2015, plus (iii) $21,422.59 in respect of any accrued but unused vacation days through the Termination Date), paid in a single lump sum (less any deductions for applicable income and employment taxes) within two (2) business days after the “Release Effective Date” (as defined in Section 13 hereof);

(b) each outstanding option to purchase Company common stock granted to the Executive under the Company’s 2004 Equity Incentive Plan (the “Equity Plan”) that is unvested as of immediately prior to the Termination Date shall become vested and exercisable as of the Termination Date for the shares that remain subject to such option, and, notwithstanding any contrary provision in the Equity Plan or any applicable award agreement, each outstanding option to purchase Company common stock granted to the Executive under the Equity Plan that is vested and exercisable as of the Termination Date (including those options that became vested and exercisable as of the Termination Date pursuant to this Section 2(b)) shall remain exercisable until the end of the seven (7) year term or ten (10) year term, as applicable, of the option, without regard to any requirement of continued employment;

(c) each outstanding share of restricted Company common stock granted to the Executive under the Equity Plan shall become vested and transferable as of the Termination Date;

(d) each outstanding performance stock unit granted to the Executive under the Equity Plan that is unvested and outstanding as of immediately prior to the Termination Date shall remain outstanding until the end of the applicable measurement period or periods and shall be earned to the extent that the applicable performance goals, objectives or measures are achieved in accordance with the terms of the Equity Plan and the applicable award agreements; and in the event of a Change in Control (as defined in the applicable award agreements), each then outstanding performance stock unit shall become fully vested on the Control Change Date (as defined in the applicable award

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agreements) for the maximum number of units that may be earned under the award, without regard to any requirement of continued employment, except for each then outstanding performance stock unit granted to the Executive in 2015, which shall become fully vested for the target number of units that may be earned under such award, without regard to any requirement of continued employment;

(e) reimbursement of the amounts the Executive pays for continued medical, dental and vision coverage under the health plan of the Company or an Affiliate pursuant to Code Section 4980B for the Executive and his “qualified beneficiaries” (as defined in Code Section 4980B), until the earlier of (x) the date that the Executive or his qualified beneficiary is no longer entitled to continued coverage under Code Section 4980B or (y) the end of the eighteenth (18th) month of such coverage, provided that the first such reimbursement payment shall be made within two (2) business days after the Release Effective Date (and shall include reimbursement for amounts paid by the Executive for coverage after the Termination Date through the date of such first payment) and thereafter, such reimbursement payments shall be made on the fifteenth (15th) day of the calendar month following the month in which the Executive paid the cost of such coverage; and

(f) if a Change in Control (as defined in the Severance Agreement) occurs within ninety (90) days after the Termination Date, the severance pay described in Section 2(a)(i) and (ii) above shall be increased to (i) $742,678, equal to two (2) times the Executive’s annual rate of base salary as in effect on the Termination Date plus (ii) $445,606.80, equal to two (2) times the Executive’s target bonus for 2015.

The Executive’s right to receive vested payments and benefits under any other plan, program or arrangement maintained by the Company or an Affiliate (including, without limitation, the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation) shall be governed by the terms of such other plan, program or arrangement that are applicable to terminated employees.

Attached to this Agreement as Exhibit A is a letter that reflects the modification of the Executive’s outstanding stock option agreements, restricted Company common stock agreements and performance stock unit agreements as set forth in Sections 2(b), (c) and (d) above, and confirming the share withholding for taxes as described in Section 15 below.

3. The Company will pay or provide the Severance Benefits to the Executive in accordance with the terms of this Agreement if, and only if, this Agreement is executed by the Parties and becomes binding and irrevocable by the Executive within sixty (60) calendar days following the Termination Date.

4. The Executive acknowledges that the Severance Benefits are in exchange for the Executive’s commitments and obligations set forth in this Agreement, Section 3 of the Severance Agreement, and the Secrecy Agreement, and exceed any amounts to which he would be entitled under any law, regulation, contract or any policy or benefit plan of the Company or an Affiliate.

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The Executive agrees that except as specifically stated in Section 2 hereof or with respect to any vested payments or benefits under any employee benefit plan of the Company or an Affiliate in which he participates, he is not entitled to any other compensation or benefits of any amount, form or nature from the Company or its Affiliates.

5. The Executive agrees that he will in no way disparage any “Released Party” (as defined in Section 9 hereof) to any person or entity, and that at all times he will conduct himself in a manner intended and reasonably designed to promote and preserve the goodwill and reputation of each Released Party. The Executive further agrees to reasonably cooperate with and assist the Company and each Affiliate in any legal dispute or regulatory matter in which the Company or an Affiliate may become involved, including providing information, documents, submitting to depositions, and providing testimony, if requested, related to events which predate this Agreement. The Company’s requests for cooperation shall not materially interfere with work, civic or other responsibilities of the Executive. The Company shall pay any expenses incurred by the Executive in connection with such cooperation. The Company agrees that it will not disparage the Executive and shall respond to any future request for a job reference by solely providing the Executive’s title and dates of employment with the Company.

6. The Executive reaffirms his commitments and obligations under Section 3 of the Severance Agreement. The Executive agrees that the restrictions set forth in Section 3 of the Severance Agreement are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates.

7. The Executive reaffirms his commitments and obligations under the Secrecy Agreement.

8. The Executive shall forfeit the right to receive the Severance Benefits if the Executive breaches any of the covenants set forth in Section 3 of the Severance Agreement or in the Secrecy Agreement. If the Executive breaches any of the covenants set forth in Section 3 of the Severance Agreement, or in the Secrecy Agreement, he shall be liable to the Company for the repayment of any Severance Benefits previously paid to him.

9. The Executive, on behalf of himself, his heirs, personal representatives and assigns, forever releases the Released Parties from any and all obligations, claims, demands, causes of action, damages, or liabilities of any kind or nature whatsoever arising out of his employment with the Company and its Affiliates, including the termination of that employment, or arising out of any other event, act or communication occurring prior to the Termination Date, including all matters and things now known and all matters and things which may hereafter be discovered, if such there be. This release includes, without limitation, all claims for attorneys' fees and punitive or consequential damages and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Fair

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Labor Standards Act; the Equal Pay Act; the Immigration and Reform Control Act; the Uniform Services Employment and Re-Employment Act; the Rehabilitation Act of 1973; any "whistleblower" or retaliation claims (to the extent permitted by applicable law); Executive Order 11246; the Virginia Human Rights Act; the Virginians with Disabilities Act; Virginia’s state genetic testing law; the Virginia Equal Pay law; the Virginia Occupational Safety and Health Act; the Virginia Fraud Against Taxpayers Act; the Virginia Minimum Wage Act; and/or the Virginia Payment of Wage Law. The Executive further agrees to waive any claim for employment with the Company or an Affiliate, and covenants not to seek employment with the Company or an Affiliate in the future. Notwithstanding the preceding sentences of this Section 9, this Agreement shall not prevent the Executive from enforcing any rights that he may have with respect to this Agreement or the payment of the Severance Benefits or with respect to the payment of any vested payments or benefits payable to him as a terminated employee under, and in accordance with, the terms of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended). For purposes of this Agreement, the term “Released Parties” means the Company, its Affiliates, the successors and assigns of the Company or an Affiliate, the past, present and future directors, executive committee members, officers, managers, employees, agents and representatives of the Company or an Affiliate and the employee benefit plans (as defined above) of the Company or an Affiliate and the plan administrators, fiduciaries and agents of each such plan, in their individual and representative capacities. The term “Released Party” means each of the foregoing persons or entities. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that nothing in this Agreement shall be construed to release any claims or prohibit the exercise of any rights by the Executive that the Executive may not waive or forego as a matter of law. The Executive represents that the Executive has no complaints, charges or lawsuits currently pending against Released Parties arising out of or relating to his employment. The Executive further covenants and agrees that neither the Executive nor his heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Released Parties arising out of any of the matters released in this Section 9.

10. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. The exclusive venue for the resolution of any disputes relating to this Agreement shall be the United States District Court for the Eastern District of Virginia or any court of the Commonwealth of Virginia sitting in the City of Richmond, Virginia. This agreement supersedes all prior agreements, representations, discussions, and understandings concerning the subject matter addressed in this Agreement, including but not limited to, all provisions of the Severance Agreement, except that each of Section 3 of the Severance Agreement, and the Secrecy Agreement, shall remain in full force and effect in accordance with its terms. Except for Section 3 of the Severance Agreement, and the Secrecy Agreement, all provisions of the Severance Agreement are hereby terminated. The Company agrees to pay all legal fees and expenses incurred by the Executive in connection with the negotiation and execution of this Agreement up to the excess, if any, of (i) twelve thousand dollars ($12,000) over (ii) the legal fees and expenses incurred by Nancy M. Taylor in connection with the negotiation and execution of her Separation, Waiver and Release Agreement

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and reimbursed by the Company, provided the Company receives an invoice from the Executive's counsel within ninety (90) days after the date hereof with appropriate detail regarding the legal services rendered in connection with this Agreement.  Such payment shall be made no later than twenty (20) days following receipt of such invoice.

11. It is understood that this Agreement is not to be construed as an admission of liability or the commission of any unlawful act or beach of contractual obligation by either any Released Party or the Executive. The Executive and the Company agree that they will not attempt to introduce this Agreement or any of its terms as evidence in any legal proceeding, other than a legal proceeding in which one of the parties to this Agreement asserts that the other party has breached the provisions of this Agreement. If any other circumstance should arise in which one of the Parties determines that any of the terms of this Agreement are relevant and necessary to a legal proceeding, the Party seeking to use this Agreement or any of its terms shall promptly notify the other so that such other Party may protect its interests.

12. The Executive acknowledges that (a) the Company has advised the Executive of his right to consult with an attorney prior to executing this Agreement, (b) the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) the Executive is entering into this Agreement, including the releases set forth in Section 9 of this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration.

13. The Executive acknowledges that he has forty-five (45) calendar days from the Termination Date to consider this Agreement and Exhibit B hereto, although he may sign it sooner. The Executive acknowledges that he has seven (7) calendar days to revoke the terms of this Agreement and Exhibit B hereto following his execution of this Agreement and, by executing this Agreement, confirms his acceptance of those terms. Such revocation must be in writing and must be e-mailed to A. Brent King at brent.king@tredegar.com, with copy to Anita de Lorme at anita.delorme@tredegar.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. Provided that the Executive does not revoke this Agreement during the seven (7) calendar day period following his execution of this Agreement, this Agreement shall become binding and irrevocable on the eighth (8th) calendar day following his execution of this Agreement (the “Release Effective Date”).

14. If for any reason this Agreement and the release and waiver set forth herein shall not take effect or if this Agreement is revoked by the Executive during the seven (7) day period following his execution of this Agreement, the Executive shall have no rights to the Severance Benefits.

15. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling, as well as authorized or required deductions. When restricted Company common stock and performance stock unit grants become taxable, the Company shall satisfy the applicable tax withholding requirements by withholding shares of Company common stock whose fair market value equals the applicable tax withholding amount.

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16. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board of Directors of the Company (the “Board”) and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 16, the Board shall modify this Agreement in the least restrictive manner necessary. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. To the extent necessary to avoid accelerated income tax or penalties under Section 409A, with respect to any payments that are subject to Section 409A: (i) any payment that is scheduled to be paid within six (6) months after a Separation from Service shall accrue without interest and shall be paid on the first day of the seventh (7th) month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen (15) calendar days after the appointment of the personal representative or executor of the Executive’s estate following his death, and (ii) in no event shall the timing of the Employee’s execution of this Agreement, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year.

17. When either party desires or is required to give notice to the other party pursuant to any term of this Agreement, the notice shall be in writing and: (i) delivered personally; or (ii) sent by a nationally recognized overnight delivery service (such as, but not limited to, FedEx), all charges prepaid; or (iii) sent by United States Postal Service certified mail, return receipt requested, postage prepaid. All notices shall be delivered or sent to the address for each Party set forth below or such other address as either Party notifies the other in accordance with the terms of this Agreement. Notices shall be deemed to have been given upon receipt or refusal to accept by the party to which the notice is delivered or sent.

If to the Company: A. Brent King, Esq.
Vice President, General Counsel and Corporate Secretary
Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225

If to the Executive: At the address currently reflected in the Company’s records.

18. This Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A faxed or .pdf-ed signature shall operate the same as an original signature.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the dates indicated below.

TREDEGAR CORPORATION	KEVIN A. O’LEARY

By: _/s/ A. Brent King__________________	_/s/ Kevin A. O’Leary___________________
Name: A. Brent King
Title: Vice President and General Counsel

Dated: June 25, 2015	Dated: June 25, 2015

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EXHIBIT A

[Letter Regarding Treatment of Equity Awards]

EXHIBIT A

TREDEGAR CORPORATION
1100 Boulders Parkway
Richmond, VA 23225

July 2, 2015

Kevin A. O’Leary

Dear Kevin,

This letter confirms that, pursuant to the Separation, Waiver and Release Agreement (the “Separation Agreement”) entered into on June 25, 2015 (the “Termination Date”) by and between you and Tredegar Corporation (the “Company”), your equity awards relating to shares of the Company’s common stock set forth on Schedule I hereto have been modified in accordance with the terms of the Separation Agreement in the following respects:

(A)    Options. Each outstanding option to purchase Company common stock granted to you under the Company’s 2004 Equity Incentive Plan (the “Equity Plan”) that was unvested as of immediately prior to the Termination Date has become vested and exercisable as of the Termination Date for the shares that remained subject to such option, and, notwithstanding any contrary provision in the Equity Plan or any applicable award agreement, each outstanding option to purchase Company common stock granted to you under the Equity Plan that was vested and exercisable as of the Termination Date (including those options that became vested and exercisable as of the Termination Date pursuant to the first clause of this sentence) shall remain exercisable until the end of the seven (7) year term or ten (10) year term, as applicable, of the option, without regard to any requirement of continued employment by you;

(B)    Restricted Stock. Each outstanding share of restricted Company common stock granted to you under the Equity Plan became vested and transferable as of the Termination Date; and

(C)    Performance Stock Units. Each outstanding performance stock unit granted to you under the Equity Plan that was unvested and outstanding as of immediately prior to the Termination Date shall remain outstanding until the end of the applicable measurement period or periods and shall be earned to the extent that the applicable performance goals, objectives or measures are achieved in accordance with the terms of the Equity Plan and the applicable award agreements; [and in the event of a Change in Control (as defined in the applicable award agreements), each then outstanding performance stock unit shall become fully vested on the Control Change Date (as defined in the applicable award agreements) for the maximum number of units that may be earned under the award, without regard to any requirement of continued employment by you, except for each then outstanding performance stock unit granted to you in 2015, which shall become fully vested for the target number of units that may be earned under such award, without regard to any requirement of continued employment by you].

In addition, this letter confirms that when the shares of restricted Company common stock and performance stock units granted to you become taxable, the Company shall satisfy the applicable tax withholding requirements by withholding shares of Company common stock whose fair market value equals the applicable tax withholding amount.

[Remainder of Page Intentionally Left Blank]

TREDEGAR CORPORATION

By: ______________________________
Name: A. Brent King
Title: Vice President, General Counsel and Secretary

SCHEDULE I

Options

Grant Year	Shares Subject to Option	Exercise Price	Expiration Date
2008	6,000	$14.06	11/17/2015
2009	7,000	$18.12	2/18/2016
2010	20,000	$17.13	2/18/2017
2011	14,800	$19.84	2/15/2018
2012	11,600	$19.40	3/06/2022
2013	15,400	$24.84	2/21/2023
2014	14,620	$22.49	3/28/2024

Restricted Stock

Grant Year	Number of Shares
2013	6,700
2014	6,029
2015	4,825

Performance Stock Units

Grant Year	Number of PSUs
2013	8,100
2014	6,171
2015	15,230

EXHIBIT B

This disclosure is being provided to you pursuant to the requirements of the Older Workers Benefit Protection Act.

1.    The decisional unit was all executive officer level employees of Tredegar Corporation (the "Company").

2.    Upon certain terminations of employment, executive officer level employees of the Company are eligible for certain severance payments benefits in exchange for a general release of claims under the terms of certain severance agreements between the executives and the Company. Due to a business restructuring, the Company and certain executive officer level executives are terminating the employment relationship under circumstances that will give rise to eligibility for severance payments and benefits (the “Eligible Employees”).

3.    All Eligible Employees who are age 40 and older will have forty-five (45) calendar days to consider the terms of their release agreement. Once an Eligible Employee signs such release agreement, such Eligible Employees will have seven (7) calendar days to revoke his or her consent to the release agreement.

4.    The following is a list, as of June 25, 2015, of all executive officer level employees of the Company by (a) job title, (ii) work location, (iii) age, and (iv) whether their employment with the Company is being terminated at this time:

Job Title	Work Location	Age	Termination of Employment
President and Chief Executive Officer	Richmond, VA	55	Yes
Vice President, Chief Financial Officer and Treasurer	Richmond, VA	57	Yes
Vice President and President, Film Products	Richmond, VA	62	No
Vice President, General Counsel and Secretary	Richmond, VA	46	No